Exhibit 10.6
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made by and between HAGERTY, INC., a Delaware corporation, and its wholly owned subsidiary, BROAD ARROW GROUP, INC., a Delaware corporation (hereinafter referred to together as the “Company”), and Kenneth H. Ahn (“Executive”). As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company.
1.    Effective Date and Term. This Agreement will take effect commencing on July 15, 2026 (the “Effective Date”) and will remain in effect during the Employment (as defined in Section 2) and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Employment. As of the Effective Date, this Agreement amends and supersedes in its entirety the Amended and Restated Employment Agreement entered into by and between Hagerty Group, LLC, a wholly owned subsidiary of Hagerty, Inc., and Executive dated as of January 1, 2023 (the “Prior Agreement”).
2.    Employment.
(a)    Position and Duties. Executive will continue to serve as the Company’s President of Marketplace or such other management positions with the Company or an Affiliate as Executive and the Company may agree (the “Employment”). Executive will perform duties consistent with those positions as assigned to Executive from time to time by the Company’s Chief Executive Officer and will comply with all Company policies. The Employment will be full time and Executive’s entire business time and efforts will be devoted to the Employment, except that Executive may oversee passive investments and may serve on boards of directors of non-profit organizations, and with written approval of the Company’s Board of Directors may serve on boards of directors of for-profit organizations, that are not competitive with the Company or an Affiliate, provided that such activities do not impair Executive’s full-time services under this Agreement or constitute a conflict of interest.
(b)    Travel. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel with reimbursement in a manner consistent with the Company’s travel reimbursement policies.
3.    Compensation. Executive will continue to be compensated during the Employment as follows, subject to required tax deductions and withholdings:
(a)    Salary. Executive’s salary will continue to be not less than $650,000 per year (or a prorated weekly amount for any partial year) subject to normal payroll deductions and will be payable in accordance with the Company’s normal payroll practices. The Company may review Executive’s salary annually in accordance with the Company’s normal procedures and may increase (but not decrease) Executive’s salary to reflect the Company’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in Executive’s duties and responsibilities.
(b)    Annual Incentive Plan. Executive will continue to participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment for each calendar year will be not less than 100% of Executive’s annual salary, with any payments under the plan to be determined under the terms of the plan based on attainment of Company and individual goals as provided in the plan, and subject to Executive’s continued Employment with the Company through the end of the plan year for which such incentive payment is earned.
(c)    Equity Incentive Plan. Executive will continue to participate in the Company’s 2021 Stock Incentive Plan or any successor Company long-term bonus plan (the “Equity Plan”) in accordance with the terms of the Equity Plan and the award agreements issued to Executive from the Equity Plan. Executive will be eligible for annual awards under the Equity Plan with a grant date value of not less than 75% of Executive’s annual salary and subject to vesting contingent upon Executive’s continued Employment with the Company. Outstanding awards previously granted to Executive under the Equity Plan will continue to remain outstanding in accordance with their terms.
(d)    Paid Time Off. Executive will continue to be entitled to a minimum of 4 weeks of paid time off per year, to be administered in accordance with Company policy, which is subject to change from time to time in the Company’s discretion. Paid time off will be taken at such times as are consistent with the reasonable business needs of the Company.
(e)    Benefits. Executive will continue to be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group and in any other Company benefit programs and policies applicable under Company policy to senior executives. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs and policies are subject to change from time to time in the Company’s discretion.
(f)    Business Expenses. The Company will continue to reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or are authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive submits such documentation, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.
4.    Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the

Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 4, except those payments specifically identified in Section 6.
(a)    Death. The Employment will terminate automatically upon Executive’s death.
(b)    Disability. If Executive is unable to perform Executive’s duties under this Agreement due to physical or mental disability for a continuous period of 180 days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy, the Company may terminate the Employment under this Section 4(b).
(c)    Termination by Company for Cause. The Company may terminate the Employment for “Cause,” defined as Executive’s: (i) material breach of any provision of Sections 8, 9 or 10 of this Agreement; (ii) continued failure to perform or continued poor performance of duties under this Agreement after warning and reasonable opportunity to meet reasonable required performance standards; (iii) gross negligence causing or placing the Company at material risk of significant damage or harm; (iv) misappropriation of or intentional damage to Company property having a material adverse effect on the Company; (v) material fraud or dishonesty having a material adverse effect on the Company; (vi) conviction of a felony; or (vii) intentional act or omission that Executive knows is likely to have a material adverse effect on the Company, provided, however, that Cause shall not exist unless the Company has provided written notice to Executive of the grounds asserted to constitute Cause within 30 days of the Chief Executive Officer or the Board of Directors becoming aware of such grounds, Executive has failed to cure such act or omission within 15 days of such notice and Executive has been afforded a reasonable opportunity to appear (with counsel) before the Chief Executive Officer or the Board of Directors.
If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Company may recharacterize Executive’s termination as having been for Cause.
(d)    Discretionary Termination by Executive. Executive may terminate the Employment at will other than for Good Reason (as defined below) with at least 30 days’ advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the lesser of the remainder of such 30 day notice period or the remaining period of the Employment.
5.    Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of Executive’s Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.

(a)    Discretionary Termination by Company. The Company may terminate the Employment at will, but if the Company does so other than for Cause and such termination is not due to Executive’s death or eligibility for long-term disability benefits, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive’s Employment by the Company under Section 4(c) that is determined in a proceeding under Section 14 not to be for Cause will be considered to have been a termination under this Section 5(a).
(b)    Termination by Executive for Good Reason. Executive may terminate the Employment for “Good Reason” if, without Executive’s written consent, (i) there is a diminution in Executive’s title, authority, duties or responsibilities or a change in Executive’s reporting lines in each case that constitutes a material reduction in Executive’s authorities, duties or responsibilities, (ii) Executive’s salary or incentive opportunity is materially reduced, (iii) the Company materially breaches the Company’s obligations to Executive under this Agreement, or (iv) there is a requirement that Executive relocate Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s then-current principal place of employment immediately prior to such relocation. Executive may not resign for Good Reason unless (x) Executive notifies the Company’s Chief Executive Officer in writing, within 30 days after Executive becomes aware of the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why, (y) the Company fails, within 30 days after the notification, to take all commercially reasonable actions to cure the breach, and (z) Executive resigns by written notice within 30 days after expiration of the 30 day period under Section 5(b)(y). If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 7.
6.    Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment, except (a) unpaid salary installments through the end of the week in which the Employment terminates, (b) any earned, unpaid incentive payments for the completed year immediately prior to the year in which Executive’s Employment terminates, (c) reimbursement of unreimbursed business expenses incurred prior to termination of the Executive’s Employment in accordance with the Company’s reimbursement policy, (d) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, (e) rights to liability insurance coverage under any directors’ and officers’ (D&O) liability insurance policy or any indemnification rights that Executive may have, and (f) if the termination of Employment is pursuant to Section 5, Severance Pay to which Executive is entitled under Section 7.
7.    Severance Pay. The Company will pay Executive the payments provided in and subject to this Section 7 (“Severance Pay”) upon Executive’s “separation from service,” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.

(a)    Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of the continuation of Executive’s then current base salary for 12 months. No Severance Pay will be paid, however, until the Company’s first regular pay date that occurs on or after 60 days after the date of Executive’s separation from service. Any salary continuation payments to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company’s first regular pay date on or after 60 days after separation from service provided Executive has signed the separation agreement and release of claims provided for in Section 7(b)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7 on the Company’s normal pay dates. Payments will be less required deductions and withholdings. If Executive dies before the end of the Severance Pay period, any unpaid Severance Pay will be paid to his estate. Executive will have no duty to mitigate and the Severance Pay will not be subject to offset except as provided in 7(c).
(b)    Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply in all material respects with Executive’s obligations under this Agreement that continue after termination of the Employment (subject to notice and a reasonable opportunity to cure); (ii) Executive must sign a separation agreement and release of claims in a form prescribed by the Company by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive’s Employment is terminated and Executive is given the release document) waiving and releasing any and all claims or rights that Executive might otherwise have against the Company, any Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, provided that the release will not waive Executive’s right to any payments due under this Section 7 or Section 6, nor will the release waive any right of Executive to liability insurance coverage under any directors’ and officers’ liability insurance policy or any indemnification rights that Executive may otherwise have; (iii) Executive must resign upon written request by the Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; and (iv) Executive must, upon request by the Company, provide the Company, for a period of 90 days after termination, with consulting services (limited to no more than 8 hours per week) regarding matters within the scope of Executive’s former duties. Executive will only be required to provide those services by telephone or e-mail at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.
(c)    Severance and Change in Control Plan. Executive shall be eligible to participate in the Hagerty, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). As a condition of Executive’s participation therein, Executive shall be required to execute the Executive’s Participation Agreement for the Severance Plan which is attached hereto as Exhibit A. The provisions of the Severance Plan supplement, without duplication, the compensation and benefits, if any, to be provided to Executive under this Agreement upon termination of employment and do not alter Executive’s at-will employment status. Executive agrees and acknowledges that nothing contemplated in this Agreement or the Severance Plan shall entitle Executive to separation benefits under any other severance or change in control plan, agreement or policy maintained by the Company, unless such other plan, agreement or policy expressly provides otherwise. As provided in the Severance Plan, any Severance Pay to which Executive becomes entitled under this Agreement will automatically reduce, on a benefit-by-benefit basis, any benefits that would otherwise be provided to Executive under the Severance Plan.
8.    Loyalty and Confidentiality; Certain Property and Information.
(a)    Loyalty and Confidentiality. Executive will be loyal to the Company during the Employment and will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate, except as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate or as may be compelled pursuant to court order or subpoena. Executive will also keep the terms of this Agreement confidential, except (i) as may be compelled pursuant to court order or subpoena, (ii) in proceedings to enforce or defend his rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates, (iii) in order to obtain financial or legal advice, or (iv) with immediate family members. Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.
(b)    Certain Property and Information. Upon termination of the Employment, Executive will promptly deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all confidential information, trade secrets, computers, mobile and smart phones, business notes, business plans, documents, keys, credit cards and other Company-provided equipment in his possession.
9.    Ideas, Concepts, Inventions and Other Intellectual Property.
All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s employment with the Company terminates.
Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the term of Executive’s employment by the Company or any Affiliate.
Executive agrees not to disclose to the Company or use, or induce the Company to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. Executive also represents that all property, proprietary information, trade secret and confidential business information belonging to any prior employer has been returned. During the performance of his duties with the Company, the Company will not request or expect that Executive will disclose confidential or proprietary information acquired during prior employment. The Company further agrees that in the event Executive must decline to make such a disclosure to the Company, declining to make the disclosure will have no adverse consequence to Executive’s employment with the Company.
10.    Non-Competition; Non-Solicitation. During the Employment and for 12 months after the date of termination of Executive’s Employment, Executive will not:
(a)    directly or indirectly engage in a Competitive Business;
(b)    be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business; or
(c)    solicit or suggest, or provide assistance to anyone else in seeking to solicit or suggest, that any customer, vendor, employee, or other person or organization having or known by Executive to be contemplating a relationship with the Company or any Affiliate terminate, reduce or not initiate their relationship or contemplated relationship with the Company or such Affiliate, or enter into any similar relationship with anyone else instead of the Company or the Affiliate.
“Competitive Business” means (a) vehicle, boat and collectible insurance business and ancillary businesses relating to the preservation, safety and enjoyment of vehicles, boats and collectibles and (b) any other business in which the Company and its Affiliates are engaged or seeking to become engaged during Executive’s employment with the Company. This Section 10 does not prohibit Executive from owning not more than two percent (2%) of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 10. Executive represents and warrants that neither the Employment nor the performance of his obligations for the Company will conflict with or violate any other contract or obligations, legal or otherwise, which Executive may have.

11.    Equitable Remedies. Executive agrees that any breach of Sections 8, 9 or 10 of this Agreement will cause irreparable damage to the Company, that such damage will be difficult to quantify and that money damages alone will not be adequate. Accordingly, Executive agrees that the Company, in addition to any other legal rights or remedies available to the Company on account of a breach or threatened breach of this Agreement, shall have the right to seek an injunction, specific performance or other equitable relief to prevent any actual or threatened breach, and Executive waives the defense in any equitable proceeding that there is an adequate remedy at law for such breach.
12.    Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Chief Executive Officer and is=agreed to in a written document signed by Executive and the Chief Executive Officer. No waiver by either party at any time of any breach or nonperformance of this Agreement by the other party will be deemed a waiver of any prior or subsequent breach or nonperformance.
13.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement, have been made by the Company that are not set forth expressly in this Agreement, and this Agreement amends, restates and supersedes in its entirety the Prior Agreement effective on the Effective Date.
14.    Dispute Resolution.
(a)    Arbitration. The Company and Executive agree that, except as provided in Section 14(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.
(b)    Section 14(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9 or 10 of this Agreement.

15.    Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for benefits as allowed by the Company’s benefit programs. This Agreement may be assigned by the Company to any Affiliate or successor in interest to the Company.
16.    Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile or email transmission sent during business hours, the next business day if sent by overnight courier service for delivery during business hours or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to Executive:
To the address on file with the Company.
If to the Company:
Hagerty, Inc. and Broad Arrow Group, Inc.
121 Drivers Edge Traverse City, Michigan 49684
Attention: Chief Legal Officer
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
17.    Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law with respect to all employment related provisions and Delaware law with respect to Section 8(c), without regard of choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.
18.    Counterparts. This Agreement may be signed in original or by electronic counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.
19.    Section 409A. The parties to this Agreement intend that the Agreement be exempt from Section 409A of the Code to the fullest extent possible under any available exemption, including without limitation the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and the involuntary separation exemption available under Treasury Regulations Section 1.409A-1(b)(9)(iii), and that to the extent this Agreement is not exempt from Section 409A it is intended to comply with Section 409A, where applicable, and this Agreement will be operated and interpreted in a manner consistent with those intentions. If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its Affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months and one day after the date of Executive’s separation from service (or Executive’s earlier death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to Executive in a lump sum or provided to Executive as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits. To the extent Executive is entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
20.    Parachute Payment. If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 20. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
[SIGNATURE PAGE FOLLOWS]

The parties have signed this Agreement as of the Effective Date in Section 1.

HAGERTY, INC. BROAD ARROW GROUP, INC. /s/ McKeel Hagerty By: McKeel Hagerty Its: Chief Executive Officer and Chairman of the Board
EXECUTIVE /s/ Kenneth Ahn Kenneth Ahn